Vista International Technologies, Inc. 10-K

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries of the Registrant.

Name	Jurisdiction of Incorporation

Cleanergy, Inc.	Delaware